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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Radyne ComStream Inc.:


We consent to the incorporation by reference in the registration statements of Radyne ComStream Inc. on Form S-8 (File No. 333-23159) filed as of March 12, 1997, Form S-8 (File No. 333-67469) filed as of November 19, 1998 and amended as of May 5, 1999, Form S-8 (File No. 333-90383) filed as of November 5, 1999 and Form S-8 (file No. 333-41704) filed as of July 19, 2000, of our report dated March 9, 2001, on the consolidated balance sheets of Radyne ComStream Inc. as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Radyne ComStream Inc.


/s/ KPMG LLP

Phoenix, Arizona
March 29, 2001